Exhibit 16.1

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen
We were previously principal accountants for SEANERGY MARITIME HOLDINGS CORP. (successor to SEANERGY MARITIME CORP.) and under the date of March 27, 2009, we reported on the consolidated financial statements of SEANERGY MARITIME HOLDINGS CORP. as of and for the year ended December 31, 2008. On May 19, 2009 we were dismissed.
We have read SEANERGY MARITIME HOLDINGS CORP.’s statements included under Independent Registered Public Accountants on pages 149–150 of its Form F-1 dated September 17, 2009, and we agree with such statements, except we are not in a position to agree or disagree with SEANERGY MARITIME HOLDINGS CORP.’s statements, as follows:
“Effective December 18, 2008, the audit committee of Seanergy Maritime dismissed Seanergy Maritime’s principal accountant, Weinberg & Company, P.A. (“Weinberg”).”
“The termination of Weinberg is not a result of any disagreements with Weinberg on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure. Weinberg’s report on Seanergy Maritime’s financial statements for the year ended December 31, 2007, period from August 15, 2006 (Inception) to December 31, 2006, and August 15, 2006 (Inception) to December 31, 2007, did not contain an adverse opinion or a disclaimer of opinion nor was such report qualified or modified as to uncertainty, audit scope or accounting principles.”
“The audit committee selected PricewaterhouseCoopers, S.A. as its independent registered public accounting firm for the fiscal year ending December 31, 2009.”
Very truly yours,
/s/ KPMG Certified Auditors AE
Athens, Greece
September 17, 2009